Exhibit No. 10.48

SEPARATION AGREEMENT

                                This Separation Agreement (the "Agreement") is entered into between Christopher & Banks Corporation ("Christopher & Banks") and Tammy Leomazzi Boyd ("Boyd") and is effective immediately upon execution.

                                Inasmuch as Christopher & Banks and Boyd have each determined that it is desirable and in their respective best interests to amicably sever the employment relationship between Boyd and Christopher & Banks and enter into this Agreement; and because it is the intent of the parties to settle all differences, disputes, grievances, claims, charges and complaints, whether known or unknown, accrued or unaccrued, that (i) Boyd either has or arguably may have against Christopher & Banks, its subsidiaries, affiliates, officers, employees and directors (ii) Christopher & Banks either has or arguably may have against Boyd;

                                NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Christopher & Banks and Boyd agree as follows:

1.             Separation from Employment.  The parties agree that Boyd's employment relationship with Christopher & Banks shall terminate effective August 1, 2002 (the "Departure Date"), and  Christopher & Banks shall discontinue all salary and other compensation payments to Boyd as of that date subject only to the provisions of this Agreement and the provisions of any deferred compensation, 401K or other retirement savings plans in which Boyd is participating as of the date of this Agreement.

2.             Resignation as Officer.    Boyd hereby resigns her positions as Senior Vice President of Christopher & Banks and President of the CJ Banks Division of Christopher & Banks effective as of the Departure Date.

3.             Payment Pursuant to Employment Agreement; Release From Non-Compete.  Christopher & Banks will pay Boyd, in due course following the Departure Date, the severance payments provided for in paragraph 11.3 of the Executive Employment Agreement dated as of March 1, 2002 between the parties, subject to all the terms and conditions of that Executive Employment Agreement; provided however, Christopher & Banks and Boyd agree (i) to delete paragraph 6.2 of the Executive Employment Agreement and (ii) paragraph 6.1 of the Executive Employment Agreement is no longer applicable.

4.             Additional Severance Payments to Boyd.  As consideration for the promises made in this Agreement including, but not limited to, the releases contained in paragraph 13 below,  and conditioned upon Boyd's execution of this Agreement, Christopher & Banks will pay Boyd $85,000, consisting of (i) a payment of $10,000 following the expiration of the rescission period contained in paragraph 16 below ($2,500 payable to the law firm of Bassford Lockhart Truesdell & Briggs PA and $7,500 payable to Boyd) and (ii) a payment of $75,000 on January 2, 2003, subject to customary withholding.  Boyd expressly acknowledges that these are payments to which she is not otherwise entitled except as a term of this Agreement.  Boyd also expressly acknowledges and agrees that these payments shall not be taken into account as compensation under any Christopher & Banks welfare, pension, deferred compensation or similar plan or program that bases benefits in whole or in part on compensation received from Christopher & Banks.

5.             Benefits.  Boyd's rights to continue coverage under any of Christopher & Banks' employee benefit plans in which she is currently participating will be determined by the terms of those plans and applicable federal or state law.  Boyd will be informed of her right to elect continuation coverage in certain benefit plans as required by COBRA and applicable state law.  Subject to applicable law, the terms of this Agreement and the terms of Christopher & Banks' employee benefit plans, Boyd's participation in all other employee benefits in which she was participating as of the date of his separation from employment will end as of the Departure Date.

6.             Stock Options.  A summary of the current status of unexercised stock options issued to Boyd during her employment with Christopher & Banks is attached as Exhibit A.  Boyd acknowledges and understands that her failure to exercise any vested options within the time limit provided under her option agreements will result in the expiration of the options according to the terms of the applicable plans.

7.             Return Of Company Property.  Boyd agrees that on or before August 1, 2002, she will return to Christopher & Banks all property belonging to Christopher & Banks that may be in her possession including, but not limited to, all credit cards, computers, cellular phones, other equipment, documents, data bases, and other information containing or relating to Christopher & Banks business which may be in her possession.

8.             Cooperation.  Boyd agrees that she will cooperate with Christopher & Banks with regard to any claims or lawsuits against Christopher & Banks, its subsidiaries and/or affiliates about which she may have knowledge.  Boyd further agrees that she will not voluntarily aid, assist or cooperate with anyone who has claims against Christopher & Banks, its subsidiaries and/or affiliates, or with their attorneys or agents, in any claims or lawsuits which may be or have been brought against them.  Boyd understands that she is not, however, prevented from testifying at an administrative hearing, arbitration, deposition or court proceeding, if she is properly served with a lawful subpoena in a proceeding involving Christopher & Banks, its subsidiaries and/or affiliates.

Boyd shall be available to Christopher & Banks for consulting services, if needed, solely in connection with assisting Christopher & Banks on litigation matters.  To the extent Christopher & Banks requests Boyd to provide such services, Christopher & Banks agrees to (i) reimburse Boyd for all pre-approved reasonable out-of-pocket expenses, including attorneys fees, and (ii) pay Boyd an hourly fee of $200 per hour for her time (including reasonable travel time) after the aggregate amount of time exceeds thirty-five (35) hours.  For purposes of clarification, Boyd shall not be compensated for the initial thirty-five hours.

9.             Boyd to Provide Notice to Christopher & Banks.  Should Boyd receive a subpoena, civil or regulatory investigation demand, or other process from a third party which may be construed to require the disclosure of information or documents relating to Christopher & Banks in any form, she shall immediately give notice to Christopher & Banks, attention William J. Prange, or his successor, at 2400 Xenium Lane No., Plymouth, MN 55441, telephone 763-551-5000; fax 763-551-5199.  Boyd further agrees that she will wait either: (a) 20 days from the date she notifies Christopher & Banks; or (b) the maximum number of days allowed for response in any subpoena, investigatory demand or other process, whichever is shorter,  before making any response to the subpoena, investigatory demand or process seeking disclosure of the confidential information.

10.           Confidential or Trade Secret Information.  Boyd agrees that she will not use or disclose to any unauthorized person, without Christopher & Banks' prior written consent, any confidential or trade secret information concerning Christopher & Banks, its subsidiaries and affiliates including, but not limited to, information concerning business processes, plans, products, suppliers, employees and customers, which information was obtained by Boyd while in Christopher & Banks' employ; provided, however, that this provision shall not preclude Boyd from the use or disclosure of information known generally to the public, excluding information which she may have disclosed to the public in breach of this paragraph.

11.           Non-Solicitation.  Boyd hereby confirms and acknowledges that she continues to be subject to the limitations set out in the non-solicitation agreement contained in Section 6.3 of the Executive Employment Agreement between the parties.

12.           Remedies for Breach of Confidential/Trade Secret Information or Non-Solicitation Provisions.  Any breach by Boyd of the Confidential or Trade Secret Information or Non-Solicitation provisions set out in paragraphs 10 and 11 above will result in immediate, irreparable harm to Christopher & Banks.  Accordingly, Boyd understands and agrees that, in addition to any other remedies legally available to Christopher & Banks, Christopher & Banks shall be entitled to obtain injunctive relief to enjoin any conduct in breach of this Agreement.  The parties also agree that should Christopher & Banks deem it necessary to bring an action or proceeding to enforce any rights it has under paragraphs 12 or 13, and should Christopher & Banks, in such an action or proceeding, be awarded relief because of a breach of this Agreement by Boyd, Christopher & Banks shall be entitled to an award of the attorney's fees and costs paid by the company to pursue that action or proceeding.  The parties further agree that should Boyd deem it necessary to bring an action or proceeding to enforce any rights she has under this Agreement, and should Boyd, in such an action or proceeding, be awarded relief because of a breach of this Agreement by Christopher & Banks, Boyd shall be entitled to an award of the attorney's fees and costs paid by Boyd to pursue that action or proceeding.

13.           Mutual Release Of Claims.  In consideration of the terms and conditions set forth in this Agreement, Boyd, her heirs, legal representatives, successors and assigns hereby forever release and discharge Christopher & Banks, its affiliates and subsidiaries, and the officers, shareholders, agents and employees, as well as the successors and assigns of each, from any and all manner of actions, causes of actions, individual or class action claims or demands of every kind whatsoever, whether known, suspected or unknown in law or in equity, and however originating or existing to the date hereof including, but not limited to, all claims or potential claims arising out of state, federal or local law specifically including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Minnesota Human Rights Act, the Employee Retirement Income Security Act or any other state, federal or local laws or regulations; including, but not limited to, any claims for breach of contract, intentional interference with contract, discharge in violation of public policy or in violation of Minn. Stat. §181.932, or intentional or negligent infliction of emotional distress, defamation, wrongful or retaliatory discharge, negligence and other claims or any other claims arising out of the acts or statements of any Christopher & Banks employee or the terms and conditions of Boyd's employment by Christopher & Banks or the termination of that employment.

Christopher & Banks hereby forever releases and discharges Boyd from any and all manner of actions, causes of actions, claims or demands of every kind whatsoever, whether known, suspected or unknown in law or in equity, and however originating or existing to the date hereof.

14.           Confidentiality.  Boyd agrees that the terms of this Agreement are, and shall remain, confidential and that she will not, either directly or indirectly, disclose either the terms or the fact of this Agreement to any person other than her attorney or her accountant, or as may be required by either judicial or administrative order.  Boyd expressly agrees not to disclose the terms of this Agreement to any current or former employees of Christopher & Banks.

15.           Consideration Period.  Boyd acknowledges that she has had an opportunity to consult with counsel of her choosing prior to executing this Agreement.  Boyd acknowledges that she is entitled to take up to 21 days to consider the terms of this Agreement before signing it although she is free to sign the Agreement at any time during the 21 day consideration period if she wishes to do so.

                                Boyd acknowledges that she has read this Agreement carefully and understands all of its terms.

16.           Rescission Period.  Boyd understands that to the extent paragraph 13 of this Agreement acts to release any and all claims she may have under either the Age Discrimination in Employment Act ("ADEA") or the Minnesota Human Rights Act ("MHRA"), she has the right to rescind that paragraph within 15 calendar days of signing this Agreement.  To be effective, any rescission by Boyd of her release of claims under the ADEA or MHRA must be in writing and delivered to Christopher & Banks, to the attention of William J. Prange, either by hand or by mail within the 15 day period.  If sent by mail, the rescission must be:

a.             Postmarked within the 15 day period;

b.             Properly addressed to William J. Prange; and

c.             Sent by certified mail, return receipt requested.

Boyd expressly acknowledges and understands that while she has the right under this paragraph to rescind her release of certain of her claims, she relinquishes her right to payment of amounts specified in paragraph 4 above if she does so rescind the release.

17.           Letter of Recommendation.  Boyd and Christopher & Banks have prepared a letter of recommendation, a copy of which is attached hereto as Exhibit B, which may be used by Boyd in her search for new employment.  Any inquiries received by Christopher & Banks from prospective employers of Boyd shall be directed to Joe Pennington or another person designated by Mr. Pennington.  Any individual or entity contacting Christopher & Banks with a request for information about Boyd's employment will be provided only with the confirmation of her employment, dates of her employment, her job title, her salary at the time of her resignation and verification of the letter of recommendation attached hereto.

18.           Severability.  The parties agree that if any provision of this Agreement is determined by a court to be illegal, invalid or unenforceable, that provision shall not be a part of this Agreement.  The legality, validity and enforceability of the remaining provisions shall not be affected by a determination that a provision of this Agreement is illegal, invalid or unenforceable.

19.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Minnesota.  Jurisdiction and venue for all proceedings relating to this Agreement or arising out of any dispute as to the terms of this Agreement shall be in Hennepin County District Court in the State of Minnesota.

20.           Entire Agreement.  Except as otherwise stated in this Agreement, this Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreements between the parties.

* * * * * *

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth below.

Dated this 12th day of September, 2002

/s/ Tammy Leomazzi Boyd
Tammy Leomazzi Boyd

Dated this 16th day of September, 2002

CHRISTOPHER & BANKS CORPORATION

	By:	/s/ Joseph Pennington

	Its:	President/COO

EXHIBIT A

STOCK OPTIONS

TAMMY LEOMAZZI BOYD

On January 5, 2000, Ms. Boyd was granted a stock option to purchase 253,125 shares of common stock of Christopher & Banks (split adjusted), which option vests annually in five equal installments beginning on January 5, 2001.  This stock option currently has 151,875 unvested shares and no vested shares at an exercise price of $5.1111 per share.

On January 7, 2002, Ms. Boyd was granted a stock option to purchase 30,000 shares of common stock of Christopher & Banks, which option vests annually in three equal installments beginning on January 7, 2003.  This stock option currently has 30,000 unvested shares at an exercise price of $32.20 per share.

EXHIBIT B

LETTER OF RECOMMENDATION